Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Independent Registered Public Accounting Firms” in the Statement of Additional Information and to the incorporation by reference of our reports dated December 21, 2009 with respect to the financial statements and financial highlights of RiverSource Partners International Select Growth Fund and RiverSource Partners International Small Cap Fund included in the Annual Reports for the year ended October 31, 2009 incorporated by reference into the Registration Statement (Form N-14) as filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Minneapolis, Minnesota

November 15, 2010